Exhibit 107

Calculation of Filing Fee Tables

Form S-1A

(Form Type)

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common, par value $0.00001 per share	other	10,000,000,000	$0.003(1)	$30,000,000	$0.0001531	$4,593.00
	Total Offering Amounts				$30,000,000		$4,593.00
	Total Fee Offsets						$0.00
	Net Fee Due						$4,593.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).